Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Reports Record Second Quarter 2014 Results

•	Record Q2 Comparable EPS from Continuing Operations of $1.44, Up 15%

•	Record Q2 EPS from Continuing Operations of $1.42, Increased 19%

•	Record Q2 Operating Revenue Grew 6%; Record Q2 Total Revenue Up 5%

•	Comparable Full-Year EPS Forecast Increased to $5.50 to $5.60

MIAMI, July 23, 2014 - Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported record second quarter comparable earnings reflecting improved performance in Fleet Management Solutions (FMS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended June 30 were as follows:

(in millions)	Earnings			Diluted EPS
	2014	2013	% Change	2014	2013	% Change
GAAP	$ 75.7	62.6	21%	$ 1.42	1.19	19%
Non-operating pension costs	0.8	2.9		0.02	0.06
Comparable	$ 76.5	65.5	17%	$ 1.44	1.25	15%

The Company reported record second quarter operating revenue (revenue excluding FMS fuel and all subcontracted transportation), reflecting growth in commercial rental revenue, higher full service lease revenue, and new business and increased volumes in Supply Chain Solutions (SCS). Total and operating revenue for the three months ended June 30 were as follows:

(in millions)	Total Revenue			Operating Revenue
	2014	2013	% Change	2014	2013	% Change
Total	$ 1,684.6	1,604.0	5%	$ 1,393.0	1,313.3	6%
Fleet Management Solutions	$ 1,181.2	1,121.3	5%	$ 907.9	852.5	6%
Supply Chain Solutions	$ 627.6	597.2	5%	$ 545.4	514.8	6%

Commenting on the Company’s second quarter 2014 performance, Ryder Chairman and CEO Robert Sanchez said, “We again outperformed our forecast for the quarter and delivered double-digit growth in comparable earnings per share to reach $1.44 per share, a record for the second quarter. Earnings growth was driven by improved used vehicle sales, commercial rental, and full service lease results. We exceeded our forecast mainly due to higher used vehicle pricing and rental performance, partially offset by higher-than-expected startup costs on an international supply chain account. We also delivered record operating revenue that was up 6% for the quarter. Revenue continued to benefit from growth in commercial rental, full service lease and our supply chain solutions business. In Fleet Management Solutions, we delivered strong organic revenue growth of 6%, with segment earnings up 28% despite incurring maintenance costs that were deferred from the first quarter due to weather. Earnings improvement reflects stronger used vehicle sales as well as leverage on revenue growth. Our full service lease fleet grew by 3,500 vehicles from a year ago. Although, as expected, our lease fleet size was relatively flat sequentially in the second quarter, we now expect to exceed our prior full-year forecast for lease fleet growth following strong sales activity in the quarter. In addition, we saw strong year-over-year fleet growth in both contract and transactional maintenance. Overall, we continued to realize solid new sales activity in both business segments.”

Second Quarter Business Segment Operating Results

Fleet Management Solutions (FMS)
In the FMS business segment, total revenue in the second quarter of 2014 was $1.18 billion, up 5% compared with the year-earlier period, due to higher operating revenue. Operating revenue (revenue excluding fuel) in the second quarter of 2014 was $907.9 million, up 6% compared with the year-earlier period. Full service lease revenue increased 5% in the second quarter of 2014 due to growth in the fleet size and higher prices on replacement vehicles. The number of full service lease units increased from the year-earlier period, but was relatively flat sequentially, as expected. Commercial rental revenue improved 13% reflecting higher pricing and increased demand in North America.
FMS earnings before tax were $113.5 million in the second quarter of 2014, up 28% compared with $88.7 million in the same period of 2013. Increased earnings reflect significantly higher used vehicle sales results and strong commercial rental performance, as well as better full service lease results. Used vehicle sales benefited from stronger pricing. Commercial rental performance improved as a result of higher pricing and increased demand in North America. Rental power fleet utilization was 78.3% for the second quarter of 2014, down from 80.5% in the year-earlier period, on an 8% larger average fleet. Full service lease results benefited from depreciation changes associated with increased residual values, as well as growth in the fleet size. FMS earnings before tax as a percentage of operating revenue were 12.5% in the second quarter of 2014, up 210 basis points from 10.4% in the same quarter a year ago.

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Supply Chain Solutions (SCS)
In the SCS business segment, second quarter 2014 total revenue was $627.6 million, up 5%, reflecting higher operating revenue. Operating revenue (revenue excluding subcontracted transportation) was $545.4 million, an increase of 6% from the prior year. SCS operating revenue grew as a result of new business and increased volumes, primarily in the industrial, consumer packaged goods/retail, and high-tech industry groups.
SCS earnings before tax of $30.7 million decreased 7% in the second quarter of 2014 compared with $33.0 million in 2013 due to greater than expected start-up costs on a new international distribution management account, and to a lesser extent, lost business (including shutdown costs) in the automotive sector. The decline was partially offset by other new business and improved dedicated performance. SCS earnings before tax as a percentage of operating revenue were 5.6%, down 80 basis points from 6.4% in the year-earlier period.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the second quarter of 2014, CSS costs were $58.1 million, up from $56.4 million in the year-earlier period, primarily driven by planned higher investments in information technology.

Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $1.5 million ($0.8 million after tax) or $0.02 per diluted share in the second quarter of 2014, down from $5.0 million ($2.9 million after tax) or $0.06 per diluted share in the year-earlier period. The decrease was primarily due to higher than expected asset returns in 2013.

Income Taxes
The Company’s effective income tax rate from continuing operations for the second quarter of 2014 was 36.9% of earnings before tax compared with 35.7% in the year-earlier period. Without the impact of items excluded from comparable earnings, the Company’s second quarter 2014 comparable effective income tax rate was 37.1% of comparable earnings before tax versus 36.0% in the prior year. The increase in the effective income tax rate was due to higher non-deductible operating losses.

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Capital Expenditures
Capital expenditures from continuing operations were $1.26 billion for the second quarter of 2014, up from $989 million in the same period of 2013. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $980 million, compared with $760 million in the same period of 2013. The planned increase in capital expenditures primarily reflects investments in the commercial rental fleet.
The Company now expects full-year 2014 capital expenditures from continuing operations to be approximately $2.31 billion, up $150 million from the prior forecast. The increase is due to additional lease and rental vehicle purchases in the second half of the year to meet stronger demand, as well as a higher proportion of lease sales being fulfilled with new vehicles.

Cash Flow
Operating cash flow from continuing operations through June 30, 2014 was $537 million, down from $564 million in the same period of 2013, due to increased working capital needs partially offset by higher earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through June 30, 2014 was $845 million, compared with $841 million in the same period of 2013. Free cash flow from continuing operations through June 30, 2014 was negative $410 million, compared with negative $107 million for the same period of 2013. The decline was primarily due to planned higher capital spending. Ryder’s full year forecast for free cash flow remains unchanged at negative $300 million, as higher capital expenditures are offset primarily by strong used vehicle sales proceeds and higher cash from operations.

Leverage
Balance sheet debt as of June 30, 2014 increased by $528 million compared with year-end 2013 resulting from negative free cash flow. The leverage ratio for balance sheet debt as of June 30, 2014 was 240%, compared with 221% at year-end 2013. Total obligations to equity as of June 30, 2014 were 245%, compared with 226% at year-end 2013. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

2014 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, “Looking ahead, we anticipate many of the same trends in Fleet Management Solutions that drove our overall second quarter performance to continue into the second half of the year. We’re now forecasting full-year Fleet Management Solutions pretax earnings percentage to approach pre-recession peak levels this year, earlier than previously

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anticipated. We’ve also increased our full-year forecast for lease fleet growth to approximately 2,500 vehicles following strong second quarter sales activity. The start-up issue impacting second quarter supply chain earnings is largely behind us; however, we expect third quarter supply chain earnings to be down, year over year, due to continuing impacts from lost automotive business as well as additional investments related to sales and marketing, and information technology. We anticipate year-over-year supply chain earnings to improve beginning in the fourth quarter, driven by new business signed over the past several quarters as well as reduced impacts from lost business.
“Based on these factors, we are raising our comparable full-year 2014 earnings forecast from a range of $5.40 to $5.55 per share, to a new range of $5.50 to $5.60 per share. We have also established a third quarter comparable earnings forecast of $1.58 to $1.63 per share.”

Supplemental Company Information

Second Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended June 30, 2014 were $1.41 versus $1.19 in the year-earlier period. Net earnings for the second quarter of 2014 were $75.4 million versus $62.2 million in the year-earlier period.

Year-to-Date Operating Results

Total revenue for the six months ended June 30, 2014 was $3.30 billion, up 4% from $3.17 billion in the same period of 2013. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2014 was $2.72 billion, up 5% from $2.58 billion in the first six months of 2013. Ryder’s 2014 year-to-date earnings from continuing operations were $124.8 million, up 21%, compared with $103.4 million in the year-earlier period. Earnings per diluted share from continuing operations were $2.34 for the first six months of 2014 compared with $1.98 for the same period of 2013. Comparable year-to-date earnings from continuing operations were up 17% to $125.7 million, and comparable earnings per diluted share from continuing operations were up 15% to $2.36. Year-to-date net earnings including discontinued operations were $123.6 million, compared with $102.1 million in the year-earlier period. Net earnings per diluted share were $2.32 for the first six months of 2014, compared with $1.96 for the same period of 2013.

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Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety and financing options.

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Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements, and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

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Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding earnings growth, lease fleet growth, sales activity and performance in our product lines, including full service lease, supply chain solutions, commercial rental and used vehicle sales, and anticipated free cash flow and capital expenditures through the end of the year. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand and pricing, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers, customer retention levels, loss of key customers, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, comparable earnings before tax, comparable tax rate, comparable earnings per share forecast, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in the tables following this release, our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, July 23, 2014, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH6679965 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-442-2093 (outside U.S. dial 1-203-369-1087), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2014 and 2013
(In millions, except per share amounts)

	Three Months		Six Months
	2014	2013	2014	2013

Lease and rental revenues	$733.8	688.0	$1,423.4	1,347.8
Services revenue	741.4	707.7	1,451.1	1,397.1
Fuel services revenue	209.4	208.3	420.7	422.1
Total revenues	1,684.6	1,604.0	3,295.3	3,167.0

Cost of lease and rental	508.1	476.7	1,001.1	949.7
Cost of services	625.3	590.3	1,231.5	1,173.9
Cost of fuel services	203.6	204.6	410.8	414.9
Other operating expenses	31.0	32.9	67.7	70.5
Selling, general and administrative expenses	200.4	195.0	392.1	384.1
Gains on vehicle sales, net	(34.4)	(23.2)	(63.2)	(46.2)
Interest expense	35.3	33.9	70.4	68.4
Miscellaneous income, net	(4.8)	(3.6)	(10.2)	(8.1)
	1,564.5	1,506.6	3,100.3	3,007.1

Earnings from continuing operations before income taxes	120.0	97.4	195.0	159.9
Provision for income taxes	44.4	34.8	70.3	56.5
Earnings from continuing operations	75.7	62.6	124.8	103.4
Loss from discontinued operations, net of tax	(0.3)	(0.4)	(1.2)	(1.3)
Net earnings	$75.4	62.2	$123.6	102.1

Earnings (loss) per common share - Diluted
Continuing operations	$1.42	1.19	$2.34	1.98
Discontinued operations	(0.01)	—	(0.02)	(0.02)
Net earnings	$1.41	1.19	$2.32	1.96

Earnings per share information - Diluted
Earnings from continuing operations	$75.7	62.6	$124.8	103.4
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.3)	(0.6)	(0.6)	(1.0)
Earnings from continuing operations available to common stockholders	$75.4	62.0	$124.2	102.4

Weighted-average shares outstanding - Diluted	53.0	51.9	53.1	51.7

Memo:
Depreciation expense	$257.2	234.4	$506.0	466.0
Subcontracted transportation	$82.1	82.4	$159.0	164.0

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$1.42	1.19	$2.34	1.98
Non-operating pension costs	0.02	0.06	0.05	0.12
Foreign currency translation benefit	—	—	—	(0.04)
Benefit from tax law change	—	—	(0.03)	—
Comparable EPS from continuing operations *	$1.44	1.25	$2.36	2.06

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	June 30, 2014	December 31, 2013

Assets:
Cash and cash equivalents	$86.9	61.6
Other current assets	1,050.6	1,000.9
Revenue earning equipment, net	6,930.5	6,490.8
Operating property and equipment, net	687.7	633.8
Other assets	932.0	916.6
	$9,687.7	9,103.8

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$557.7	259.4
Other current liabilities	959.0	971.7
Long-term debt	4,159.5	3,930.0
Other non-current liabilities (including deferred income taxes)	2,046.6	2,045.9
Shareholders' equity	1,965.0	1,896.7
	$9,687.7	9,103.8

SELECTED KEY RATIOS AND METRICS

	June 30, 2014	December 31, 2013

Debt to equity	240%	221%
Total obligations to equity *	245%	226%
Effective interest rate (average cost of debt)	3.1%	3.5%

	Six months ended June 30,
	2014	2013

Cash provided by operating activities from continuing operations	$536.5	563.8
Free cash flow *	(410.4)	(107.3)
Capital expenditures paid	1,255.2	948.1

Capital expenditures (accrual basis)	$1,256.7	988.5
Less: Proceeds from sales (primarily revenue earning equipment)	(277.2)	(229.0)
Net capital expenditures	$979.6	759.5

	Twelve months ended June 30,
	2014	2013

Return on average shareholders' equity	14.4%	15.7%
Return on average assets	2.9%	2.8%
Adjusted return on capital *	5.7%	5.7%
Weighted average cost of capital	4.8%	4.6%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended June 30, 2014 and 2013
(Dollars in millions)

	Three Months			Six Months
	2014	2013	B(W)	2014	2013	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$566.1	540.4	5%	$1,118.3	1,073.6	4%
Contract maintenance	46.3	45.3	2%	89.9	91.4	(2)%
Contractual revenue	612.4	585.7	5%	1,208.3	1,165.0	4%
Commercial rental	221.7	196.5	13%	411.9	369.6	11%
Contract-related maintenance	56.5	52.1	9%	112.6	105.4	7%
Other	17.3	18.3	(5)%	35.1	36.5	(4)%
Fuel services revenue	273.3	268.7	2%	548.5	544.5	1%
Total Fleet Management Solutions	1,181.2	1,121.3	5%	2,316.3	2,221.0	4%
Supply Chain Solutions	627.6	597.2	5%	1,224.9	1,173.7	4%
Eliminations	(124.2)	(114.4)	(9)%	(245.9)	(227.6)	(8)%
Total revenue	$1,684.6	1,604.0	5%	$3,295.3	3,167.0	4%

Operating Revenue: *
Fleet Management Solutions	$907.9	852.5	6%	$1,767.8	1,676.5	5%
Supply Chain Solutions	545.4	514.8	6%	1,065.9	1,009.6	6%
Eliminations	(60.3)	(54.0)	(12)%	(118.2)	(105.3)	(12)%
Total operating revenue	$1,393.0	1,313.3	6%	$2,715.5	2,580.9	5%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$113.5	88.7	28%	$190.5	149.4	27%
Supply Chain Solutions	30.7	33.0	(7)%	52.5	57.4	(9)%
Eliminations	(10.5)	(8.7)	(21)%	(20.2)	(16.6)	(21)%
	133.7	112.9	18%	222.9	190.2	17%
Unallocated Central Support Services	(12.1)	(10.6)	(15)%	(23.0)	(22.0)	(5)%
Non-operating pension costs	(1.5)	(5.0)	69%	(4.9)	(10.2)	53%
Restructuring and other charges, net and other items	—	—	NM	—	1.9	NM
Earnings from continuing operations before income taxes	120.0	97.4	23%	195.0	159.9	22%
Provision for income taxes	44.4	34.8	(27)%	70.3	56.5	(24)%
Earnings from continuing operations	$75.7	62.6	21%	$124.8	103.4	21%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended June 30, 2014 and 2013
(Dollars in millions)

	Three Months			Six Months
	2014	2013	B(W)	2014	2013	B(W)

Fleet Management Solutions

Total revenue	$1,181.2	1,121.3	5%	$2,316.3	2,221.0	4%
Fuel services revenue	(273.3)	(268.7)	2%	(548.5)	(544.5)	1%
Operating revenue *	$907.9	852.5	6%	$1,767.8	1,676.5	5%

Segment earnings before income taxes	$113.5	88.7	28%	$190.5	149.4	27%

Earnings before income taxes as % of total revenue	9.6%	7.9%		8.2%	6.7%

Earnings before income taxes as % of operating revenue *	12.5%	10.4%		10.8%	8.9%

Supply Chain Solutions

Total revenue	$627.6	597.2	5%	$1,224.9	1,173.7	4%
Subcontracted transportation	(82.1)	(82.4)	—%	(159.0)	(164.0)	(3)%
Operating revenue *	$545.4	514.8	6%	$1,065.9	1,009.6	6%

Segment earnings before income taxes	$30.7	33.0	(7)%	$52.5	57.4	(9)%

Earnings before income taxes as % of total revenue	4.9%	5.5%		4.3%	4.9%

Earnings before income taxes as % of operating revenue *	5.6%	6.4%		4.9%	5.7%

Memo:
Dedicated services operating revenue *	$324.5	302.0	7%	$636.2	593.1	7%
Dedicated services subcontracted transportation	37.1	36.8	1%	71.2	70.4	1%
Dedicated services total revenue	361.6	338.7	7%	707.4	663.5	7%

Fuel costs	$69.9	66.9	(4)%	$140.3	135.1	(4)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended June 30,		Six months ended June 30,		Change 2014/2013
	2014	2013	2014	2013	Three Months	Six Months

Full service lease
Average fleet count	123,100	121,000	123,100	121,400	2%	1%
End of period fleet count	123,000	120,300	123,000	120,300	2%	2%
Miles/unit per day change - % (a)	1.3%	1.7%	0.8%	2.9%

Commercial rental
Average fleet count	39,900	37,100	39,100	37,100	8%	5%
End of period fleet count	40,700	38,000	40,700	38,000	7%	7%
Rental utilization - power units	78.3%	80.5%	76.0%	77.2%	(220) bps	(120) bps
Rental rate change - % (b)	5.4%	1.5%	5.0%	1.8%

Customer vehicles under
contract maintenance
Average fleet count	39,400	37,600	38,400	37,800	5%	2%
End of period fleet count	39,700	37,300	39,700	37,300	6%	6%

Customer vehicles under
transactional maintenance (c)
End of period fleet count	6,500	3,700	6,500	3,700	76%	76%

SCS
Average fleet count (d)	12,600	12,000	12,500	11,900	5%	5%

Used vehicle sales (UVS)
Average UVS inventory	6,800	9,900	7,200	9,800	(31)%	(27)%
End of period fleet count	6,300	9,600	6,300	9,600	(34)%	(34)%
Used vehicles sold	5,500	6,000	11,100	11,800	(9)%	(6)%
UVS pricing change - % (e)
Tractors	15%	(1)%	8%	(4)%
Trucks	16%	2%	14%	4%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Total revenue	$1,684.6	1,604.0	$3,295.3	3,167.0
Fuel services and subcontracted transportation revenue	(355.4)	(351.1)	(707.5)	(708.5)
Fuel eliminations	63.9	60.4	127.7	122.3
Operating revenue *	$1,393.0	1,313.3	$2,715.5	2,580.9

DEBT TO EQUITY RECONCILIATION	June 30, 2014	% to Equity	December 31, 2013	% to Equity

On-balance sheet debt	$4,717.2	240%	$4,189.4	221%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	87.7		94.5
Total obligations *	$4,804.9	245%	$4,283.9	226%

CASH FLOW RECONCILIATION	Six months ended June 30,
	2014	2013

Net cash provided by operating activities from continuing operations	$536.5	563.8
Proceeds from sales (primarily revenue earning equipment)	277.2	229.0
Collections on direct finance leases	32.4	39.9
Insurance recoveries and other	(1.3)	8.2
Total cash generated *	844.8	840.8
Capital expenditures	(1,255.2)	(948.1)
Free cash flow *	$(410.4)	(107.3)

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2014	2013

Net earnings (12-month rolling period)	$259.3	231.1
+ Restructuring and other items	1.8	6.8
+ Income taxes	139.3	107.5
Adjusted earnings before income taxes	400.3	345.4
+ Adjusted interest expense (b)	141.4	141.8
- Adjusted income taxes	(192.4)	(174.6)
= Adjusted net earnings for ROC (numerator)	$349.4	312.6

Average total debt	$4,247.2	3,846.1
Average off-balance sheet debt	105.7	152.0
Average shareholders' equity	1,801.7	1,475.6
Adjustment to equity (c)	(1.6)	(4.3)
Adjusted average total capital (denominator)	$6,153.0	5,469.4

Adjusted ROC *	5.7%	5.7%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months			Six Months
	2014			2014
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,684.6		$1,684.6	$3,295.3		$3,295.3

Cost of lease and rental	508.1	—	508.1	1,001.1	—	1,001.1
Cost of services	625.3	—	625.3	1,231.5	—	1,231.5
Cost of fuel services	203.6	—	203.6	410.8	—	410.8
Other operating expenses	31.0	—	31.0	67.7	—	67.7
Selling, general and administrative expenses (a)	200.4	(1.5)	198.9	392.1	(4.9)	387.3
Gains on vehicle sales, net	(34.4)	—	(34.4)	(63.2)	—	(63.2)
Interest expense	35.3	—	35.3	70.4	—	70.4
Miscellaneous income, net	(4.8)	—	(4.8)	(10.2)	—	(10.2)
	1,564.5	(1.5)	1,563.0	3,100.3	(4.9)	3,095.4
Earnings from continuing operations before income taxes	120.0	1.5	121.6	195.0	4.9	199.9
Provision for income taxes (b) (c)	(44.4)	(0.7)	(45.1)	(70.3)	(3.9)	(74.2)
Earnings from continuing operations	75.7	0.8	76.5	124.8	0.9	125.7

Tax rate on continuing operations	36.9%		37.1%	36.0%		37.1%

Earnings per common share - Diluted:
Continuing operations	$1.42	0.02	$1.44	$2.34	0.02	$2.36

	Three Months			Six Months
	2013			2013
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustment	Earnings *	Earnings	Adjustment	Earnings *

Revenue	$1,604.0		$1,604.0	$3,167.0		$3,167.0

Cost of lease and rental	476.7	—	476.7	949.7	—	949.7
Cost of services	590.3	—	590.3	1,173.9	—	1,173.9
Cost of fuel services	204.6	—	204.6	414.9	—	414.9
Other operating expenses	32.9	—	32.9	70.5	—	70.5
Selling, general and administrative expenses (a)	195.0	(5.0)	190.0	384.1	(10.2)	373.9
Gains on vehicle sales, net	(23.2)	—	(23.2)	(46.2)	—	(46.2)
Interest expense	33.9	—	33.9	68.4	—	68.4
Miscellaneous income, net (d)	(3.6)	—	(3.6)	(8.1)	1.9	(6.2)
	1,506.6	(5.0)	1,501.6	3,007.1	(8.3)	2,998.8
Earnings from continuing operations before income taxes	97.4	5.0	102.4	159.9	8.3	168.2
Provision for income taxes (d)	(34.8)	(2.1)	(36.9)	(56.5)	(4.2)	(60.7)
Earnings from continuing operations	62.6	2.9	65.5	103.4	4.1	107.5

Tax rate on continuing operations	35.7%		36.0%	35.3%		36.1%

Earnings per common share - Diluted:
Continuing operations	$1.19	0.06	$1.25	$1.98	0.08	$2.06

Notes regarding adjustments:

(a)
Includes the amortization of actuarial loss, interest cost and expected return on plan assets components of pension and post-retirement costs, which are tied to financial market performance. We consider these costs to be outside the operational performance of the business.

(b)	Tax benefit related to a tax law change in New York.
(c)	Tax impact of non-operating pension costs.
(d)	Foreign currency translation benefit.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
EARNINGS PER SHARE FORECAST - UNAUDITED

Comparable earnings per share from continuing operations forecast:*	Third Quarter 2014	Full Year 2014
EPS from continuing operations	$1.55 - 1.60	$5.44 - 5.54
Non-operating pension costs	0.03	0.10
Benefit from tax law change	—	(0.03)
Restructuring and other recoveries, net	—	(0.01)
Comparable EPS from continuing operations forecast*	$1.58 - 1.63	$5.50 - 5.60

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

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